Exhibit 99.1

Dataram Contact:

Jeffrey Goldenbaum

Director, Marketing

609.799.0071

info@dataram.com

Dataram Regains Compliance With NASDAQ Listing Requirements

Princeton, NJ, September 24, 2015 — On September 22, 2015, Dataram Corporation [NASDAQ: DRAM] reported it received formal notification from the NASDAQ Stock Market LLC ("NASDAQ") that the Company has cured its deficiencies and regained compliance with all applicable listing standards. The Company will continue to be listed on NASDAQ and the listing qualification matters previously disclosed by the Company have been closed.

On August 14, 2015, NASDAQ Staff notified the Company that its Form 10-K for the year ended April 30, 2015 (the “Form 10-K”) was considered “incomplete” due to the filing not containing its predecessor auditor’s audit report covering the financial statements for the fiscal year ended April 30, 2014, and as a result, was not in compliance with Listing Rule 5250(c)(1). Subsequently, in a Staff Determination Letter dated August 20, 2015, Staff notified the Company was not in compliance with Listing Rule 5550(b)(1) (the “Rule”) as the Form 10-K reported stockholders’ equity of $2,117,000. On September 11, 2015, the Company filed an amended Form 10-K containing audit opinions for the fiscal years ended April 30, 2014 and 2015. Additionally, on September 14, 2015, the Company filed its Form 10-Q for the period ended July 31, 2015 evidencing stockholders equity of $2,712,168.

"We are pleased to have quickly and decisively regained compliance with NASDAQ’s listing rules”, said Dave Moylan, Chairman and Chief Executive Officer (CEO) of the Company. “Maintaining our NASDAQ listing is vital to our shareholders, customers and Company as we continue to execute our plan to transform Dataram. We believe our shareholders benefit from the enhanced liquidity provided by the listing of the Company's shares on The NASDAQ Capital Market."

About Dataram Corporation

Dataram is a leading independent manufacturer of memory products and provider of performance solutions that increase the performance and extend the useful life of servers, workstation, desktops and laptops sold by leading manufacturers such as Dell, Cisco, Fujitsu, HP, IBM, Lenovo and Oracle. Dataram's memory products and solutions are sold worldwide to OEMs, distributors, value-added resellers and end users. Additionally, Dataram manufactures and markets a line of Intel Approved memory products for sale to manufacturers and assemblers of embedded and original equipment. 70 Fortune 100 companies are powered by Dataram. Founded in 1967, the Company is a US based manufacturer, with presence in the United States, Europe and Asia. For more information about Dataram, visit www.dataram.com.

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All names are trademarks or registered trademarks of their respective owners.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company's control. The Company does not assume any obligations to update any of these forward-looking statements.

Source: Dataram Corporation